Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2017	2016
	(Unaudited)
Operating revenue
Management fee revenue, net	$392,058	$367,458
Service agreement revenue	7,258	7,270
Total operating revenue	399,316	374,728

Operating expenses
Commissions	220,478	208,714
Salaries and employee benefits	59,740	53,289
All other operating expenses	52,564	45,060
Total operating expenses	332,782	307,063
Net revenue from operations	66,534	67,665

Investment income
Net investment income	5,978	4,662
Net realized investment gains (losses)	516	(1,088)
Net impairment losses recognized in earnings	(121)	(345)
Equity in earnings (losses) of limited partnerships	213	(670)
Total investment income	6,586	2,559
Interest expense, net	166	—
Income before income taxes	72,954	70,224
Income tax expense	25,078	24,329
Net income	$47,876	$45,895

Earnings Per Share
Net income per share
Class A common stock – basic	$1.03	$0.99
Class A common stock – diluted	$0.91	$0.87
Class B common stock – basic and diluted	$154	$148

Weighted average shares outstanding – Basic
Class A common stock	46,188,522	46,189,068
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,408,560	52,523,927
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.7825	$0.7300
Class B common stock	$117.3750	$109.5000

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$110,418	$189,072
Available-for-sale securities	77,412	56,138
Receivables from Erie Insurance Exchange and affiliates	392,319	378,540
Prepaid expenses and other current assets	39,065	30,169
Federal income taxes recoverable	0	5,260
Accrued investment income	6,504	6,337
Total current assets	625,718	665,516

Available-for-sale securities	642,457	657,153
Limited partnership investments	54,457	58,159
Fixed assets, net	68,685	69,142
Deferred income taxes, net	52,495	53,889
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Other assets	21,224	20,096
Total assets	$1,490,036	$1,548,955

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$219,256	$210,559
Agent bonuses	32,882	114,772
Accounts payable and accrued liabilities	81,551	88,153
Dividends payable	36,441	36,441
Deferred executive compensation	14,613	19,675
Federal income taxes payable	19,478	0
Total current liabilities	404,221	469,600

Defined benefit pension plans	211,415	221,827
Employee benefit obligations	605	756
Deferred executive compensation	16,212	13,233
Long-term borrowings	24,753	24,766
Other long-term liabilities	2,972	1,863
Total liabilities	660,178	732,045

Shareholders’ equity	829,858	816,910
Total liabilities and shareholders’ equity	$1,490,036	$1,548,955

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